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                                                                    Exhibit 23.1

                               CONSENT OF KPMG LLP

The Board of Directors
SPSS Inc.:

We consent to the incorporation by reference of our report dated November 2, 2001, with respect to the consolidated balance sheets of SPSS Inc. as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and the related financial statement schedule and to the reference to our firm under the heading "Experts" in the prospectus.


                                                          /s/  KPMG LLP

Chicago, Illinois
December 20, 2001